Exhibit 1.01

Conflict Minerals Report
For Calendar Year 2016

This is The Walt Disney Company’s 2016 (January 1 to December 31, 2016) Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 of the Securities and Exchange Commission (the “Conflict Minerals Rule”).
Background
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products and Interactive Media. For convenience, the terms “Company,” “Disney” and “we” are used in this CMR to refer collectively to the parent company and its consolidated subsidiaries through which our various businesses are actually conducted.
The Company derives the vast majority of its revenues from the licensing of intellectual property, the sale of advertising time, and charges for entertainment, lodging and associated food and beverage sales at its theme parks, resorts, and cruise lines. We also derive revenue from the sales of physical products (such as physical copies of films and music) that we have determined do not include columbite-tantalite, cassiterite, gold, wolframite or their derivatives (collectively, the “Subject Minerals”) as necessary to the products’ functionality or production (“necessary Subject Minerals”).
The products we sell that may include necessary Subject Minerals are items such as clothing, accessories, electronic toys, jewelry, and other consumer goods. We classify these items together as retail merchandise, and that is the product category covered by this CMR. We sell many of these items directly through Disney Stores throughout the world and at our entertainment venues, including our parks and resorts. We also sell retail merchandise wholesale to other retailers.
The sale of retail merchandise constituted less than 10% of our revenue in calendar 2016. The number of individual items sold is, however, large. We estimate that we sold retail merchandise with approximately 171,000 stock-keeping units (SKUs) in calendar 2016. Moreover, due to the dynamic nature of our business, the items we sell change rapidly, with many items sold for only a few months, and then replaced by other items sourced from other suppliers.
The Company does not manufacture any of the retail merchandise it sells, sourcing the specific merchandise items that may contain Subject Minerals from over 1,200 suppliers in calendar 2016. Many of our suppliers themselves source components of these items from numerous other suppliers, and our direct suppliers are often many steps removed from the source of the raw materials contained in the items. In addition, in many cases the items we acquire from a supplier represent a small portion of the supplier’s total production.
The number, diversity and frequent turnover of the retail merchandise we sell, the number and turnover of suppliers, and our remote position in the supply chain make it difficult for us to determine and track the source of individual items, the nature of the raw materials included in the items, and the source of those raw materials. Nevertheless, our Conflict Minerals Compliance Program is designed to gain relevant information about the sources of raw materials in our products that is as complete as reasonably possible in light of our position in the supply chain.
Our Conflict Minerals Compliance Program (the “Program”) is focused on identifying suppliers of retail merchandise that may contain necessary Subject Minerals and gathering information about the supply chain practices of those suppliers. The Program conforms to the elements of the guidance set forth in the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (OECD Guidance) that are required by the Conflict Minerals Rule, and thus includes:

•	strong company management systems (including a Conflict Minerals Policy and an established internal management structure);

•	identification and assessment of risk in the supply chain through a reasonable country of origin inquiry;

•
a strategy to respond to identified risks through due diligence procedures that include follow up with suppliers who either provide insufficient information to identify sources of necessary Subject Minerals or who provide information indicating that they may source necessary Subject Minerals that may have originated in the Democratic Republic of the Congo or adjoining countries (“Covered Countries”); and

•	reporting on results of the Program.
These elements of the Program, and the results of the Program for 2016, are described below.
Company Management Systems

1.
Conflict Minerals Policy. The Company’s Conflict Minerals Policy sets forth the steps we are taking to comply with the Conflict Minerals Rule. These steps include: the establishment of the internal management structure described below; engagement with suppliers as described in this report; reporting required by the Conflict Minerals Rule; and monitoring developments relating to conflict minerals with an eye to enhancing the Program. Our policy was distributed to suppliers who may supply us with products covered by the rule and is posted on our website at https://ditm-twdc-us.storage.googleapis.com/Conflict-Minerals-Policy.pdf. The policy includes a mechanism for reporting concerns or asking questions regarding the policy.

2.
Internal Management Structure. A Conflict Minerals Steering Committee is comprised of executive-level representatives from Legal, Investor Relations, Controllership, Corporate Communications, Global Public Policy, and Global Product & Labor Standards. The Committee is responsible for providing governance and oversight over the execution of the Program and for monitoring the Program’s compliance with regulatory requirements and satisfaction of enterprise goals. The day-to-day implementation of the Program is conducted by a Conflict Minerals Compliance Program Team within our Global Product & Labor Standards organization, which reports to an executive officer of the Company. The Conflict Minerals Compliance Program Team engages regularly with a third party professional services firm to assist with the progress of the Program.

Identification and Assessment of Risk Through Reasonable Country of Origin Inquiry
Based on lists of historic suppliers of retail merchandise updated through interviews with sourcing executives, we compile a list each year of the suppliers we are able to identify as supplying retail merchandise in the prior calendar year that may contain necessary Subject Minerals.
Each year, we distribute a survey to these suppliers regarding their supply chain practices relating to Subject Minerals. The 2016 survey was based on the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (CMRT), revision 4.20. We supplemented this template with additional multi-language questions designed to provide visibility into our suppliers’ sourcing activities, including the basis for their responses regarding the source of Subject Minerals in the retail merchandise they supplied to us. We also provided suppliers with access to a live technical support specialist via chat during the survey phase, provided multi-language training documents highlighting Frequently Asked Questions on Conflict Minerals and Section 1502 of the Dodd-Frank Wall-Street Reform and Consumer Protection Act, as well as instructions on how to complete the CMRT. Our communications included our expectations for response and noted that the Conflict Minerals Rule was not intended to stop companies and their suppliers from sourcing from the Covered Countries and that such an embargo would be contrary to the intent of the Conflict Minerals Rule.
In 2016, we continued to refine the method of identifying suppliers that are within the scope of the Conflict Minerals Rule and surveyed 1,209 suppliers of retail merchandise that we sell to our customers. We received survey responses from 860, or 71%, compared to a response rate of 54% for calendar 2015. We received survey responses from, or otherwise corresponded with, 100% of our 100 largest suppliers by spend of merchandise for resale and 97% of the suppliers we initially identified as most likely to be supplying us with products that contained Subject Minerals. The improvement in our response rate since the start of our program is shown in Figure 1 below.

1 For Calendar Year 2014, due to improved systems and processes, we were better able to identify in-scope suppliers thereby resulting in a 46% reduction in the survey population.

The vast majority of the suppliers who completed the survey responded that the merchandise they supplied to us did not contain any necessary Subject Minerals. Based on survey responses, interviews, and our further review of the retail merchandise supplied, we identified 127 suppliers who manufactured retail merchandise for us that contained necessary Subject Minerals. Of these suppliers:

•
14 suppliers responded that the Subject Minerals in all the products it supplied to us for resale by us did not originate in Covered Countries, and they provided sufficient information regarding their supply chain program for us to determine that this response was reliable;

•
Two suppliers responded that the Subject Minerals in at least some of the products it supplied to us for resale by us originated in the Covered Countries. As noted below, we determined that both of these suppliers only sourced Subject Minerals in the Covered Countries from smelters and refiners that are compliant with the CFSI’s Conflict Free Smelters Program (CFSP).

•
The remaining suppliers could not determine the country of origin of all of the necessary Subject Minerals in products supplied to us for resale by us or could not provide sufficient information regarding the materials used to manufacture our products for us to determine the country of origin.

Due Diligence Measures Performed
Based on our assessment of survey responses in 2016, we implemented due diligence measures with respect to suppliers who (1) may have manufactured retail merchandise for us containing Subject Minerals and (2) had not reliably demonstrated that the Subject Minerals were not sourced from Covered Countries. These measures included:

•	Performance of targeted follow-up with suppliers who did not initially respond to the survey.

•
Verification of information regarding smelters and refiners provided by our suppliers with the CFSI’s list of conflict-free smelters and refiners and other lists provided by accredited organizations such as London Bullion Market Association (LBMA) or Responsible Jewelry Council (RJC). Through this effort, we determined that the smelters and refiners in the Covered Countries that were identified by nine of our suppliers were all compliant with the CFSI’s CFSP.

•
Requests for additional information (e.g., certificate of material analysis and bill of materials,) from suppliers whom we determined supplied items containing Subject Minerals and who provided information that was insufficient for us to determine reliably the source of Subject Minerals in retail merchandise manufactured for us. Through this effort, we were able to obtain more reliable information about the presence of Subject Minerals in items supplied to us and obtain additional smelter and refiner information.

•	Encouragement of suppliers who provided insufficient information regarding their supply chain to develop more robust supply chain information programs and policies.

•
Encouragement of suppliers who may have sourced Subject Minerals (or product components from sub-suppliers who may have sourced Subject Minerals) from non-compliant smelters or refiners to source from smelters and refiners who are compliant with the relevant CFSP assessment protocols of the CFSI, or from another accredited organization.

•
Support for and engagement with CFSI. The data on which we relied for certain statements in this report was obtained through our membership in CFSI, using the Reasonable Country of Origin Inquiry report for member DISN.

Smelters, Refiners, and Countries of Origin Information
The suppliers who manufactured retail merchandise for us that we determined contained necessary Subject Minerals identified 189 smelters or refiners that supplied them with Subject Minerals. Although we cannot determine whether retail merchandise manufactured for us contained Subject Minerals from each of these 189 smelters and refiners, we have listed each of them in Attachment A. All but seven of these smelters and refiners are compliant with the relevant CFSP assessment protocols of CFSI and/or another accredited organization. Figure 2 shows compliance by mineral.2

Based on the information provided by our suppliers, we have been able to determine that:

•	of the 189 smelters and refiners identified in Attachment A, twenty are identified by CFSI as sourcing Subject Minerals from Covered Countries;

•	each of these twenty smelters and refiners were determined by CFSI to be compliant with the relevant CFSP assessment protocols of the CFSI; and

•	the countries of origin of the Subject Minerals supplied by the smelters and refiners included in Attachment A may include those countries listed in Attachment B.
However, we cannot determine: whether the seven smelters and refiners who are not compliant with the relevant CFSP assessment protocols of the CFSI, or another accredited organization, sourced from Covered Countries; whether gold smelters certified by the RJC or LBMA sourced from the Covered Countries; and whether the suppliers who provided us with insufficient information regarding the source of Subject Minerals sourced Subject Minerals from the Covered Countries. Therefore, we are unable to determine either the facilities used to process or the source (country, mine or other location) of necessary Subject Minerals for all of the retail merchandise we sell.

2 Of the 71 gold compliant smelters, 59 were also found to be certified by the LBMA and/or RJC

Further Development of Disney’s Conflict Minerals Compliance Program
Our efforts with respect to 2016 were devoted to increasing the response rate to our supplier survey and improving our conflict minerals survey tool. We achieved both goals by implementing a new third-party conflict minerals solution and enhancing our supplier outreach. We refined internal processes to obtain additional information from those suppliers who provided insufficient information regarding their supply chain programs to evaluate adequately the source of materials they supplied. We continued to encourage suppliers to improve their supply chain policies, source responsibly, and to source Subject Minerals from (or from sub-suppliers who source from) smelters and refiners who are compliant with the relevant CFSP assessment protocols of CFSI or any other accredited organization.
We continue to focus on refining our systems for identifying relevant suppliers and the product categories associated with each supplier, and on obtaining additional and more reliable information on each supplier’s own supply chain. We also continue to evaluate the overall quality of supply chain practices of our suppliers, the impact of encouraging adoption of robust supply chain practices in light of developing supply chain certification programs, the practices of our suppliers, and whether it is helpful and feasible to give them further incentives to strengthen their supply chain programs.

Attachment A
Smelters and Refiners Identified by
Suppliers

The following table identifies each of the smelters and refiners identified by our suppliers as sources of Subject Minerals in retail merchandise manufactured by the supplier. The table includes the name of the smelter or refiner, the Subject Minerals supplied by the smelter or refiner, and the location of the smelter or refiner. Our suppliers could not confirm whether each smelter or refiner they used supplied Subject Minerals in retail merchandise manufactured for the Company. All but seven of the smelters and refiners identified below are currently compliant with CFSP assessment protocols of the CFSI or other accredited organizations; the seven smelters and refiners that have not been certified as compliant are marked with an asterisk (*) in the table below.

Subject Mineral	Smelter or Refiner Name	Location
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	DODUCO GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Elemetal Refining, LLC*	United States of America
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	ITALPREZIOSI	Italy
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd	Japan

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Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles, S.A. De C.V	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Republic Metals Corporation	United States of America
Gold	Royal Canadian Mint	Canada
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	So Accurate Group Inc.*	United States of America
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	T.C.A S.p.A.	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	mbi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Ausralia
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China

2

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tantalum	Jiujiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	ngxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Zhuzhou Cement Carbide Group Co., Ltd.	China
Tin	Alpha	United States of America
Tin	An Vinh Joint Stock Mineral Processing Company*	Vietnam
Tin	China Tin Group Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Ayi Jaya	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	Elmet S.L.U.	Spain
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland

3

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo-Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Alam Lestari Kencana*	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia*	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero), Tbk Kundur	Indonesia
Tin	PT Timah (Persero), Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	China

4

Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China

5

Attachment B
Countries of Origin

The following table identifies the countries of origin of the smelters and refiners identified in Attachment A and is based on the smelters and refiners provided by our suppliers and the CFSI’s reasonable country of origin data, which provides country of origin data for those smelters and refiners.

Australia	Madagascar
Austria	Malaysia
Benin	Mali
Bolivia (Plurinational State of)	Mexico
Brazil	Mongolia
Burkina Faso	Mozambique
Burundi	Myanmar
Cambodia	Namibia
Canada	Nicaragua
Chile	Nigeria
China	Panama
Colombia	Peru
Democratic Republic of the Congo	Portugal
Ecuador	Russia
Eritrea	Rwanda
Ethiopia	Senegal
France	Sierra Leone
Ghana	South Africa
Guatemala	Spain
Guinea	Thailand
Guyana	Togo
Honduras	Uganda
India	United States of America
Indonesia	Uzbekistan
Japan	Vietnam
Laos	Zimbabwe

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